Exhibit (d)(45)

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of July 17, 2008, between

Fidelity Management & Research Company

and

Fidelity Management & Research (U.K.), Inc.

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund	Fixed-Income	07/17/2008
Fidelity Advisor Series I	Fidelity Advisor High Income Fund	Fixed-Income	07/17/2008
Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund	Fixed-Income	07/17/2008
Fidelity Advisor Series I	Fidelity Real Estate High Income Fund	Fixed-Income	07/17/2008
Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund	Fixed-Income	07/17/2008
Fidelity Summer Street	Fidelity Capital & Income Fund	Fixed-Income	07/17/2008
Fidelity Summer Street	Fidelity Focused High Income Fund	Fixed-Income	07/17/2008
Fidelity Summer Street	Fidelity High Income Fund	Fixed-Income	07/17/2008
Fidelity Summer Street	Fidelity New Markets Income Fund	Fixed-Income	07/17/2008
Variable Insurance Products Fund	High Income Portfolio	Fixed-Income	07/17/2008

Agreed and Accepted
as of July 17, 2008

Fidelity Management & Research Company		\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fidelity Management & Research (U.K.) Inc.
By:	/s/ JS Wynant		By:	/s/JS Wynant
Name:	JS Wynant		Name:	JS Wynant
Title:	Vice President		Title:	Treasurer